Exhibit 99.1

NeoStem CEO's Letter to Shareholders
NEW YORK, May 9, 2013 (GLOBE NEWSWIRE) --
Dear Shareholders,

We at NeoStem, Inc. (NYSE MKT: NBS) believe that cell therapy has the potential to radically change the face of how diseases are treated, leading to longer and, more importantly, higher quality lives. NeoStem is proud of its role at the forefront of this paradigm shift underway in medicine toward cell therapy - a shift away from treating disease with drugs and toward treating disease with our own cells; a shift away from treating symptoms and toward cures for the illnesses that cause the most suffering; a shift away from chemical drug development and toward looking inside ourselves to understand and then amplify our body's natural repair mechanisms.

NeoStem is becoming a leading player in cell therapy by vertically integrating the collection, storage and processing of cellular material and by developing, manufacturing, distributing, and delivering cell therapy products. We are taking advantage of the growth in the cell therapy industry both for our clients and for our internal pipeline. Our proprietary product development efforts target unmet medical needs in conditions that include cardiovascular disease (myocardial infarction and congestive heart failure), immune disorders (type 1 diabetes, steroid resistant asthma, organ rejection) and tissue repair (wounds, osteoporosis, macular degeneration and other indications).

PreSERVE Phase 2 Clinical Trial

We are very excited and encouraged by our cardiovascular program, which is advancing nicely in the clinic and which, we believe, is built upon strong intellectual property. As of April 30th, we have enrolled 108 patients into our AMR-001 Phase 2 PreSERVE clinical trial that treats patients who suffered a heart attack and we are on track to complete enrollment this year with data read out 6-8 months after the last patient is enrolled. We have shifted our expenditures to have a greater focus on investment in development of cell therapy products, spending $3.2 million on research and development in Q1 2013.

Amorcyte Intellectual Property Portfolio

AMR-001 now has the benefit of 4 granted U.S patents, 5 patent grants outside of the U.S. and 30 additional patents pending around the world. In brief, our granted U.S. patents are as follows:

•
U.S. Patent No. 7,794,705 covers a cell-based composition used to prevent deterioration of heart muscle post a heart attack. The composition contains a therapeutically effective amount of autologous mononuclear cells enriched for CD34 cells which further contain a subpopulation of biologically active CD34+/CXCR-4+ cells.

•	With the grant of U.S. Patent 8,088,370, the AMR-001 product's use was extended beyond heart attack to treatment for any vascular injury caused by vascular insufficiency.

•
Amorcyte's claims in U.S. Patent 8,343,485 similarly cover a cell-based therapy to repair a vascular injury caused by vascular insufficiency, but the product's CD34+ cell content limitation was greatly expanded in this patent to cover purities of almost any amount, and the product serum content was also expanded.

•
Amorcyte's most recently granted patent (U.S 8,425,899) covers AMR-001 for the treatment of progressive myocardial injury due to vascular insufficiency, including the disease progression that leads to heart failure, together with claims that cover freezing cells and using them in a treatment regimen that includes multiple doses over time.

We are beginning the process of expanding applications for AMR-001 into other ischemic conditions such as congestive heart failure and traumatic brain injury.

VSEL™ Technology Platform

Additionally, we continue to develop our very small embryonic like (VSEL) stem cell technology, securing additional grant funding to support this initiative. Recent data supports that VSELs are pluripotent, meaning they can develop into cells of all three germ layers and, as such, would appear to have among the greatest potential for restorative healing of current cell based regenerative medicines in development. We are developing VSELs in pre-clinical models and expect this soon to be followed by an early clinical model to assess their therapeutic potential in wound care, bone regeneration and macular restoration.

In a recent study, VSEL treated wounds induced in the tail vein of an animal (cells applied in Fibrin spray) showed complete closure by Day 14 with organized tissue remodeling including skin as compared to untreated wounds that normally take up to 21 days to achieve this result. Furthermore, these studies showed that, compared to human mesenchymal stem cells, VSELS were 200% more potent with respect to achieving complete closure with organized tissue remodeling including skin.

In the eye model, when injecting VSELs into the sub-retinal area of the severe combined immunodeficiency (SCID) mouse eye, VSELs were shown to survive and integrate into the mouse sub-retinal space staining positive for photoreceptor markers suggesting the potential for using these cells to treat disorders creating vision loss.

NeoStem continues to receive grant awards to develop this important technology with the recent award of year two funds for a National Institute of Allergy and Infectious Diseases (NIAID) research grant exploring the development of VSEL Technology for radiation exposure.

Athelos

NeoStem also continues to progress its T cell program with the goal of developing treatments for immune-mediated diseases, such as graft versus host disease (GVHD), autoimmune disorders (such as type 1 diabetes and multiple sclerosis) and allergic conditions that result from an imbalance between T-effector cells and T-regulatory cells (Treg). Treg therapy represents a novel approach for restoring immune balance by enhancing T-regulatory cell number and function (Chai, Jian-Guo et al, Journal of Immunology 2008; 180;858-869) and NeoStem holds exclusive rights to 21 issued patents and 3 patents pending related primarily to methods of isolating, purifying and expanding Tregs. Phase 1 work is ongoing globally under several independent physician INDs, including Dr. P. Trzonkowski, Dr. Jeffrey Bluestone and Dr. Rob Negrin, results of which will inform NeoStem's future clinical direction.

Progenitor Cell Therapy

NeoStem also has a revenue generating arm of its business. Progenitor Cell Therapy (PCT), a contract development and manufacturing organization, generated over $2.5 million in revenue in Q1 2013.  We recently signed two new client contracts and continue to build this contract development and manufacturing business. PCT has provided services to over 100 clients in its more than 14-year history, and is the only contract manufacturing organization to have worked with a client's product (Dendreon, Inc.'s Provenge) through all of the phases of clinical trials and ultimately to FDA approval. PCT offers its clients and NeoStem cell processing and development capabilities on both the East and West Coasts of the U.S and is pursuing plans to expand internationally.

PCT has built a strong foundation of services that cater to the entire industry. This reduces our reliance on the success of internal development platforms by capturing greater revenues from a growing industry. Furthermore, PCT's manufacturing revenues should increase significantly as a client progresses through Phase 1, 2, and 3 trials and into commercialization where larger numbers of cells are needed. With our internal cell therapy expertise, we are able to cost-effectively develop cellular therapies for chronic unmet medical needs both for clients and for our own internal development activities. This uniquely positions us to follow the most promising technologies in the sector, informing us as we pursue technologies that may be of interest to us to co-develop or even acquire. Management is focused on growing the business through increased services and product offerings, including automation technologies geared toward improving efficiencies and lowering cost of goods.

Expanded Board

We are also focused on developing a team that includes leaders in the industry as we look ahead to achieving the next level of our development. In this regard, we are pleased to have added the expertise of Stephen Potter who joined the NeoStem Board of Directors in February. Stephen has been involved with the cellular therapy industry since its early days and was most recently the Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc. where he worked as a member of the senior leadership that achieved one of the first FDA approvals of a stem cell therapy. Previously, he was Senior Vice President of Corporate and Business Development at Genzyme Corporation.

First Quarter Financial Results

NeoStem ended the first quarter with $9.3 million in cash and successfully completed a common stock offering in May 2013, that generated $10.7 million of net proceeds to the Company. Net loss from continuing operations for Q1 2013 was $8.9 million (or $6.2 million when excluding non-cash charges - see reconciliation in appendix below) or $.05 per share.

Stem for Life Foundation
NeoStem, in partnership with The Stem for Life Foundation, The Pontifical Council for Culture of the Vatican, and STOQ International, hosted a successful historic three day event entitled The Second International Vatican Adult Stem Cell Conference:  Regenerative Medicine - A Fundamental Shift in Science & Culture, which took place within the walls of The Vatican, April 11-13, 2013. Present at the conference was Dr. John Gurdon, keynote speaker and Nobel laureate, who echoed the sentiments of the many other prominent participants when he said, “I was particularly impressed by the thoughtful discussion of the ethical implications of adult stem cell science. These sessions opened my eyes to new dimensions of my work which will inform my future investigations.”
Bill Hemmer, Anchor at the Fox News Channel and moderator of the second day of the conference, stated “(This was) a truly remarkable conference on the enormous potential and possibility of adult stem cells. The education and understanding of this science needs to be carefully considered. It could change all of our lives.” Meredith Vieira, Special Correspondent for NBC News and moderator of the first day, said, “My husband, Richard, has been living with multiple sclerosis for 40 years, but our children, Ben, Gabe and Lily and I have shared some of that burden. Ultimately, chronic illness is a family affair, which is why we attended the Vatican conference as a family. We wanted to get a better understanding of stem cell research and the conference gave that to us. We listened to doctors, scientists and patients and came away with a strong sense of real hope, not just for Richard but for potentially millions of people. We understand there is a long road ahead, but through hard work and total commitment it may well lead to a better life for all of us.”
At this conference, I was presented with the Key Founder's Award, on behalf of Stem for Life, by Cardinal Gianfranco Ravasi, President of the Pontifical Council for Culture, in recognition of the work we have accomplished in driving forward the joint initiative between the partners and in developing a conference that would receive worldwide media attention. The conference was covered widely by the press, including stories and interviews through outlets such as CNN.com, The Wall Street Journal print and radio network, Bloomberg TV, Fox News Channel, Fox News, Catholic TV, Vatican Radio, Catholic News Agency, EWTN, and more. Media coverage promoted the conference, but also helped to explain the Church's support for ethical research, highlighted the current progress occurring around the world in adult stem cell research and therapies, and told many of the stories of stem cell patients who spoke at or were honored at the conference. Other awardees included Dr. Silviu Itescu, CEO of Mesoblast (ASX:MSB), who received the Key Innovator Award, Dr. Sol Barer former CEO of Celgene Corp. (Nasdaq:CELG), who received the Key Visionary Award and Dr. W.E. Bosarge who received the Key Philanthropy Award.

As the regenerative medicine market continues to grow, NeoStem is uniquely positioned to capture the value of this market and lead the industry. We appreciate your continued conviction in the Company's agenda and will keep you posted on our progress. For more detailed information please review our investor PowerPoint at www.neostem.com/NeoStem-Investor-Presentation.pdf.

Regards,

Robin Smith, M.D., MBA

Appendix

Three Months Ended March 31, 2013
GAAP to NON-GAAP Reconciliation (millions)

Net Loss from Continuing Operations	$(8.9)
Equity-Based Compensation	$2.20
Depreciation and Amortization	$0.55
Changes in Fair Value of Derivative Liability	$(0.01)

Net Loss from Continuing Operations Excluding Non-Cash Charges	$(6.16)

About NeoStem, Inc.
NeoStem, Inc. ("NeoStem" or the "Company") is a leader in the emerging cellular therapy industry. Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization ("CDMO") providing services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation.
For more information, please visit: www.neostem.com. To view the NeoStem investor presentation, please go to www.neostem.com/NeoStem-Investor-Presentation.pdf.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's research and development and clinical evaluation efforts for cellular therapies, including with respect to AMR-001, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the Company's ability to successfully grow its contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and in the Company's periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT: NeoStem
Dr. Robin L. Smith
Chairman and CEO
Phone: +1-212-584-4174
Email: rsmith@neostem.com